Exhibit (d)(v)

LIMITED GUARANTY

Limited Guaranty, dated as of October 15, 2023 (this “Guaranty”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), in favor of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated, supplemented or modified from time to time, the “Merger Agreement”), by and among Condor Holdings LLC, a Delaware limited liability company (“Parent”), Condor Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which, among other things, on the Closing Date, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Guaranteed Party (the “Merger”) with the Guaranteed Party surviving the Merger as a wholly owned Subsidiary of Parent. Except as otherwise specified herein, capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement. The term “affiliate,” as used herein, shall have the meaning ascribed to it in the Merger Agreement, disregarding the last two provisos of the definition thereof.

1.            Limited Guaranty. To induce the Guaranteed Party to enter into the Merger Agreement, each Guarantor hereby guarantees, severally and not jointly, and not jointly and severally, to the Guaranteed Party, subject to the terms and subject to the conditions set forth herein and in the Merger Agreement, without duplication, the payment of the percentage set forth opposite such Guarantor’s name on Exhibit A hereto of any amount for which Parent or Merger Sub is determined by a court of competent jurisdiction to be liable pursuant to any final, binding and non-appealable judgment thereof in respect of any claim for monetary damages made by the Guaranteed Party in accordance with, and on the terms and subject to the conditions set forth in, the Merger Agreement and herein (any such amounts, the “Guaranteed Obligations”); provided that (i) the maximum liability of each Guarantor hereunder shall not exceed the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount”) and (ii) the maximum aggregate liability of the Guarantors hereunder shall not exceed $24,394,118 (the “Maximum Aggregate Amount”), it being understood and agreed that this Guaranty may not be enforced without giving full and absolute effect to the Maximum Aggregate Amount and each Maximum Guarantor Amount and may be enforced for the payment of money only. The Guaranteed Party, on behalf of itself and its Subsidiaries and its and their respective Related Parties, hereby agrees that the Guarantors shall in no event be required to pay in the aggregate more than the Maximum Aggregate Amount (and that each Guarantor shall in no event be required to pay in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with this Guaranty or the Merger Agreement, and no Guarantor shall have any obligation or liability to any Person under, in respect of or in connection with this Guaranty or the Merger Agreement other than (A) to the Guaranteed Party under this Guaranty as expressly set forth herein and (B) to Parent under the Equity Commitment Letter, dated as of the date hereof, by and between Parent and the Guarantors (the “Equity Commitment Letter”), as expressly set forth therein. Notwithstanding anything to the contrary contained in this Guaranty or in the Merger Agreement, the Guaranteed Party hereby agrees, on behalf of itself and its Subsidiaries and its and their respective Related Parties, that to the extent Parent and Merger Sub are relieved of all or any portion of their obligations under the Merger Agreement by satisfaction thereof or pursuant to any other agreement with the Guaranteed Party, each Guarantor shall be similarly relieved, to such extent, of its respective obligations under this Guaranty. For the avoidance of doubt, the obligations of the Guarantors under this Guaranty and of British Columbia Investment Management Corporation, in respect of a pooled investment portfolio formed under the Pooled Investment Portfolios Regulation (British Columbia) and known as the “2020 Private Equity Fund” (the “Other Guarantor”) under the Limited Guaranty, dated as of the date hereof, by the Other Guarantor in favor of the Guaranteed Party (the “Other Guaranty”) shall be several and not joint, and not joint and several, and the Guarantors shall not have any liability or obligation whatsoever for or in respect of the Other Guaranty. In no event shall this Guaranty be enforced unless the Other Guaranty is (and the obligations of each Guarantor hereunder are) being concurrently enforced by the Company (or, in the case of the Other Guaranty, the obligations under such Other Guaranty have already been satisfied in full), pro rata based on the Maximum Aggregate Amount (as defined in the Other Guaranty) and the Maximum Aggregate Amount herein (and, with respect to the obligations of the Guarantors hereunder, pro rata based on the amount of each Guarantor’s Maximum Guarantor Amount).

2.            Terms of Limited Guaranty; Recovery Claim.

(a)            This Guaranty is a primary and original obligation of the Guarantors (and is not merely the creation of a surety relationship) and is a guarantee of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Guaranty, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions. Each Guarantor reserves the right, notwithstanding anything to the contrary provided herein, to assert, as a defense to, or release or discharge of, any obligation of such Guarantor hereunder, any claim, set off, deduction, release or defenses which any Guarantor, Parent, Merger Sub or any of their affiliates could assert against the Guaranteed Party under the terms of this Guaranty or the Merger Agreement (the “Preserved Matters”).

(b)            The liability of the Guarantors under this Guaranty shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i)           any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Guarantor, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent, Merger Sub or any Guarantor or affecting any of their respective assets;

(ii)          any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, or any liability incurred directly or indirectly in respect thereof;

(iii)         the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent, Merger Sub or any of their respective Related Parties, whether in connection with any of the Guaranteed Obligations or otherwise;

(iv)         the right by statute or otherwise to require the Guaranteed Party to institute suit against Parent or Merger Sub or to exhaust any rights and remedies which the Guaranteed Party has or may have against Parent or Merger Sub;

(v)          for the avoidance of doubt subject to Section 6, the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any Guarantor;

(vi)         the addition or substitution of any Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(vii)        the adequacy of any other means the Guaranteed Party may have of obtaining payment of any of the Guaranteed Obligations;

(viii)       the value, genuineness, validity, illegality or enforceability of the Merger Agreement or the Equity Commitment Letter to which the Guarantors are party, in each case in accordance with its terms (except as such value, genuineness, validity, illegality or enforceability may be questioned as to the Guaranteed Party); or

(ix)          any incapacity, lack of authority or limitation of status or power of Parent or Merger Sub.

(c)            Subject to the Maximum Aggregate Amount and the terms and conditions of the Merger Agreement, to the fullest extent permitted by applicable Laws, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than the provision to Parent or Merger Sub of notices required to be provided to Parent or Merger Sub pursuant to the Merger Agreement or to the applicable parties as set forth in any other agreement contemplated in connection with the Transactions), all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (in each case, other than (i) Preserved Matters or (ii) fraud by the Guaranteed Party or any of its Subsidiaries or its or their respective Related Parties). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Notwithstanding the foregoing or anything to the contrary in this Guaranty, each of the Guarantors shall be fully released and discharged hereunder if the Guaranteed Obligations are paid in full by Parent, Merger Sub or any other Person in accordance with the Merger Agreement.

3.            Sole Remedy.

(a)            The Guaranteed Party acknowledges and agrees that:

(i)            the sole cash assets of Parent and Merger Sub are cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs in accordance with the terms and conditions of the Merger Agreement, and that, without limiting the express third-party beneficiary rights of the Guaranteed Party under the Equity Commitment Letters, subject to all of the terms, conditions and limitations in the Merger Agreement and therein, the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent or Merger Sub by any Guarantor, any Guarantor’s Related Parties or any other Person;

(ii)          that the Guaranteed Party is bound by and shall comply with the applicable terms and conditions of Sections 2, 3, 4, 5, 7 and 8 of the Equity Commitment Letter;

(iii)         the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guaranty, the Merger Agreement, the Equity Commitment Letter, that certain Equity Commitment Letter entered into by and between Parent and the Other Guarantor on the date hereof (the “Other Equity Commitment Letter”), the Other Guaranty or the transactions contemplated hereby or thereby, other than as expressly set forth herein or in the Equity Commitment Letter; and

(iv)         notwithstanding anything to the contrary in this Guaranty, the Equity Commitment Letter, the Other Equity Commitment Letter, the Other Guaranty or the Merger Agreement, it has no and shall have no right of recovery against Parent, Merger Sub, any Guarantor, any Related Party (as defined below) of any of the foregoing or any Related Party of any such Related Party, through any Guarantor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against a Guarantor or any Related Party of any Guarantor or any Related Party of any such Related Party, or otherwise, except for its rights against the Guarantors under this Guaranty pursuant to the terms and subject to the conditions hereof and except for the Excluded Claims (as defined in the Equity Commitment Letter).

(b)            Recourse against the Guarantors under this Guaranty shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and its Subsidiaries and all of its and their respective Related Parties against any Guarantor, Parent, Merger Sub, any Related Party of any of the foregoing or any Related Party of any such Related Party in respect of any breaches, losses or damages arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in respect of any written or oral representations made or alleged to be made in connection therewith, other than with respect to any Excluded Claims. The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, and shall cause its Subsidiaries and its and their respective Related Parties not to institute, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letter, this Guaranty, the Other Guaranty or the transactions contemplated thereby or hereby, or in respect of any written or oral representations made or alleged to be made in connection therewith or herewith, against any Guarantor, Parent, Merger Sub, any Related Party of any of the foregoing or any Related Party of any such Related Party, except for claims of the Guaranteed Party against the Guarantors under this Guaranty and Excluded Claims. As used in this Guaranty, the term “Related Party” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, client, contractor, Representative or financing source of such Person (and with respect to a Guarantor, Parent or Merger Sub, in addition to the foregoing, shall also include any other SCP Person, but shall exclude the Guarantors, Parent and Merger Sub); provided that in no event shall the Company or its Subsidiaries be considered a Related Party of Parent, Merger Sub, any Guarantor or any of their respective Related Parties.

(c)            Without limiting the Company’s right to obtain specific performance of the Equity Financing at the Closing in accordance with the Merger Agreement and the Equity Commitment Letters, the Guaranteed Party further covenants and agrees that it shall not have the right to recover, and shall not recover, and shall not institute, directly or indirectly, and shall cause its Subsidiaries and its and their respective officers, directors, affiliates or other Representatives not to institute, any proceeding or bring any other claim to recover, more than the Maximum Aggregate Amount from the Guarantors in respect of any liabilities or obligations of the Guarantors, Parent or Merger Sub or the respective assignees of the foregoing, or the applicable Maximum Guarantor Amount from each Guarantor and its assigns in respect of any liabilities or obligations of the Guarantors, Parent or Merger Sub or the respective assignees of the foregoing, arising under or in connection with the Merger Agreement, this Guaranty or the transactions contemplated thereby or hereby, and the Guaranteed Party shall promptly return all monies paid to it or its Subsidiaries or its or their respective Related Parties by the Guarantors or their assignees in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount.

(d)            The Guaranteed Party acknowledges that each Guarantor is agreeing to enter into this Guaranty in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Guaranty.

4.            No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Guaranteed Party at any time or from time to time.

5.            Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself that:

(a)            it is an entity formed and validly existing under the laws of its jurisdiction of formation and it has the power and authority to execute, deliver and perform its obligations under this Guaranty;

(b)            the execution, delivery and performance by it of this Guaranty do not and will not (i) violate its constituent documents, (ii) violate any applicable law or judgment, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party (except, in the case of clauses (ii) and (iii), as would not prevent the Guarantors from paying the Guaranteed Obligations pursuant to this Guaranty);

(c)            the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action by such Guarantor and this Guaranty has been duly executed and delivered by such Guarantor;

(d)            all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guaranty by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty (except, in each case, for such consents, approvals, authorizations, permits, actions, filings and notifications as are set forth in Section 3.4 of the Merger Agreement or as would not prevent the Guarantors from paying the Guaranteed Obligations pursuant to this Guaranty);

(e)            this Guaranty is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing; and

(f)            such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount or has such other financial means at its disposal to enable such Guarantor to pay such Guarantor’s Maximum Guarantor Amount when due.

6.             Termination. This Guaranty shall terminate and the Guarantors shall have no further obligation under this Guaranty as of the earliest to occur of: (a) consummation of the Merger and the Closing in accordance with the terms of the Merger Agreement (including the payment of the Merger Consideration); (b) the grant of specific performance or any other equitable remedy in respect of the Merger or the Equity Commitment Letter or the Other Equity Commitment Letter that specifically enforces (i) Parent’s and Merger Sub’s obligation to consummate the Merger or (ii) the payment of any amount by a Guarantor under the Equity Commitment Letter or the Other Guarantor under the Other Equity Commitment Letter; (c) the payment of the Maximum Aggregate Amount in respect of the Guaranteed Obligations; (d) 90 days following the termination of the Merger Agreement in accordance with its terms unless prior to such date the Guaranteed Party shall have commenced a Proceeding against any Guarantor, and Parent or Merger Sub, alleging that any such Guaranteed Obligations are due and owing, in which case this Guaranty shall survive solely with respect to such obligations and shall terminate upon the final, non-appealable resolution of all such Proceedings by a court of competent jurisdiction and the satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors consistent with the terms hereof; (e) the termination of the Other Guaranty (other than as a result of the amounts due under such Other Guaranty being paid in full); and (f) the termination of this Guaranty by mutual written agreement of the Guarantors and the Guaranteed Party. Upon any termination of this Guaranty in accordance with and subject to the first sentence of this Section 6, no Person shall have any rights or claims against any of Parent, Merger Sub, any Guarantor, any Related Party of any of the foregoing or any Related Party of any such Related Party under the Merger Agreement, this Guaranty, the Equity Commitment Letter or in respect of any written or oral representations made or alleged to be made in connection herewith, whether at Law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub, any Guarantor, any Related Party of any of the foregoing or any Related Party of any such Related Party shall have any further liability or obligation relating to or arising out of the Merger Agreement, this Guaranty, the Other Guaranty or the Equity Commitment Letters, in respect of the transactions contemplated thereby or hereby or in respect of any written or oral representations made or alleged to be made in connection herewith or therewith, except that Section 3, this Section 6, Section 15 and Section 17 will survive termination of this Guaranty in accordance with their respective terms and conditions. In the event that the Guaranteed Party or any of its Subsidiaries or its or their respective officers, directors, affiliates or other Representatives asserts, directly or indirectly, in any litigation or any other proceeding (whether at Law, in equity, in contract, in tort or otherwise) that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Aggregate Amount or any Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts, directly or indirectly, in any litigation or any other proceeding, any theory of liability against Parent, Merger Sub, any Guarantor, any Related Party of any of the foregoing or any Related Party of any such Related Party with respect to the transactions contemplated by the Merger Agreement (including in respect of any written or oral representations made or alleged to be made in connection therewith) other than an Excluded Claim, (i) the obligations of each Guarantor under this Guaranty shall terminate forthwith and shall thereupon be null and void, (ii) if any Guarantor has previously made any payments under this Guaranty, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (iii) none of Parent or Merger Sub (except, in each case, with respect to any obligations under the Merger Agreement or, if the Merger Agreement is validly terminated in accordance with its terms, obligations under the Merger Agreement that by their terms survive the termination of the Merger Agreement), any Guarantor, any Related Party of any of the foregoing or any Related Party of any such Related Party shall have any liability to the Guaranteed Party or any of its Subsidiaries or any of its or their respective Related Parties with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or this Guaranty (including in respect of any written or oral representations made or alleged to be made in connection therewith or herewith).

7.            Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 6 of this Guaranty, this Guaranty is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors and permitted assigns. All obligations to which this Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8.            Entire Agreement. This Guaranty, together with the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letter and the Other Guaranty, contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, among Parent, Merger Sub, the Guarantors, any Related Party of any of the foregoing or any Related Party of any such Related Party, on the one hand, and the Guaranteed Party or any of its Subsidiaries or its or their respective Related Parties, on the other hand. Except as provided in this Guaranty, no representation or warranty has been made or relied upon by any of the parties to this Guaranty with respect to this Guaranty.

9.            Amendments and Waivers. No amendment or waiver of any provision of this Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power, or remedy under this Guaranty will operate as a waiver thereof. The Guaranteed Party shall not release the Other Investor under the Other Guaranty from any obligations therein or agree to any amendment, supplement, modification or other waiver of any provision therein without the prior written consent of the Guarantors.

10.            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Guaranty shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below, in each case before 5:00 p.m., Eastern Time, on a Business Day (so long as no notice of failure of delivery is received by the sender), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable party:

If to any Guarantor, to:

Searchlight Capital Partners, L.P.
745 Fifth Avenue, 27th Floor
New York, New York 10151
Attention:     Nadir Nurmohamed
Facsimile:     212-207-3837
Email:            nnurmohamed@searchlightcap.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     Steven A. Cohen
                        Victor Goldfeld
Facsimile:    (212) 403-2000
Email:           SACohen@wlrk.com
                        VGoldfeld@wlrk.com

If to the Guaranteed Party, as provided in the Merger Agreement.

11.            No Assignment. This Guaranty and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Guaranty nor any of the rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or each of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the obligations hereunder in respect of the Guaranteed Obligations may be assigned to the same assignee; provided, however, that notwithstanding any such assignment, each Guarantor shall remain liable to perform all of its obligations hereunder, except to the extent such obligations are actually paid to the Guaranteed Party by such assignee (in which case such Guarantor’s Maximum Guarantor Amount and the Maximum Aggregate Amount shall be reduced dollar for dollar by any amounts so paid).

12.            No Third Party Beneficiaries. This Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, that Merger Sub, each Related Party of Parent, Merger Sub or any Guarantor and any Related Party of any such Related Party may rely upon Sections 3 and 6 of this Guaranty as an intended third-party beneficiary.

13.            Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Guaranty is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty; provided, however, that this Guaranty may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount provided in Section 1 hereof and to the provisions of Section 3, 6 and 12 hereof.

14.            Interpretation. The headings and titles contained in this Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Guaranty. If an ambiguity or a question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Guaranty.

15.            Confidentiality. This Guaranty shall be treated as strictly confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. This Guaranty may not be disclosed to any Person or used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letter and the Other Guaranty), except with the written consent of each Guarantor; provided that each Guarantor and the Guaranteed Party may each disclose the existence of this Guaranty (a) to its respective Representatives and affiliates if it agrees to cause each such Representative or affiliate to treat this Guaranty and its contents as confidential, and to cause its directors, officers and advisors to so treat this Guaranty and its contents as confidential and agrees to be responsible for any breach by any such Representative of such obligations, (b) to the extent required by applicable Law or stock exchange rule or requirement or in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, (c) as reasonably necessary in connection with filings, approvals and rulings to be obtained from any Governmental Authority (it being understood that any such filing may include the filing of a copy of this Guaranty) or (d) as necessary to enforce any rights pursuant to any proceeding that may arise between or among any of the parties hereto in respect of this Guaranty.

16.            Counterparts. This Guaranty may be executed in multiple counterparts (and may be delivered by facsimile transmission or via email as a portable document format (.pdf)), each of which will be deemed an original but all of which together shall constitute one and the same instrument. This Guaranty will become effective upon its acceptance by the Guaranteed Party, as evidenced by the delivery to each Guarantor of a counterpart of this Guaranty executed by the Guaranteed Party.

17.            Waiver of Trial by Jury; Governing Law; Consent to Jurisdiction. Sections 9.10, 9.13 and 9.14 of the Merger Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Guaranty as of the date first set forth above.

Guarantors:

Searchlight Capital III, L.P.

By:	Searchlight Capital Partners III GP, L.P.,
its general partner

By:	Searchlight Capital Partners III GP, LLC,
its general partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

Searchlight Capital III PV, L.P.

By:	Searchlight Capital Partners III GP, L.P.,
its general partner

By:	Searchlight Capital Partners III GP, LLC,
its general partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

[Signature Page to Limited Guaranty]

Accepted and Agreed,

Consolidated Communications Holdings, Inc.

By:	/s/ C. Robert Udell, Jr.
Name: C. Robert Udell, Jr.
Title: President and Chief Executive Officer

[Signature Page to Limited Guaranty]

Exhibit A

Guarantor	Maximum Guarantor Amount (% of Maximum Aggregate Amount)
Searchlight Capital III, L.P.	$13,925,158 (57.08%)
Searchlight Capital III PV, L.P.	$10,468,960 (42.92%)
Total	$24,394,118 (100%)